Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

NioCorp Developments Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	Other	14,785(1)	$4.35(2)	$64,314.75(2)	$138.10 per $1,000,000	$8.88
Equity	Common Shares, without par value	Other	1,625,000(1)	$2.99(2)	$4,858,750.00(2)	$138.10 per $1,000,000	$670.99
Equity	Common Shares, without par value	Other	5,000(1)	$2.23(2)	$11,150.00(2)	$138.10 per $1,000,000	$1.54
Equity	Common Shares, without par value	Other	930,000(1)	$1.40(2)	$1,302,000.00(2)	$138.10 per $1,000,000	$179.81
Equity	Common Shares, without par value	Other	15,000,000(3)	$6.475(4)	$97,125,000.00(4)	$138.10 per $1,000,000	$13,412.96
Total Offering Amounts				—	$103,361,214.75	—	$14,274.18
Total Fee Offsets				—	—	—	—
Net Fees Due				—	—	—	$14,274.18

(1)     Represents the number of common shares, without par value (“Common Shares”), of NioCorp Developments Ltd. (the “Registrant”) issuable upon exercise of options granted and outstanding under the NioCorp Developments Ltd. Long Term Incentive Plan (as amended, or amended and restated from time to time, the “2017 Plan”) as of October 1, 2025, being registered on the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates. See “Explanatory Note” in the Registration Statement for more information. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the 2017 Plan.

(2)     Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act, based on the exercise price of the options granted and outstanding under the 2017 Plan as of October 1, 2025.

(3)     Represents the number of additional Common Shares available for issuance pursuant to the 2017 Plan that are being registered under the Registration Statement. In addition, pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the 2017 Plan.

(4)     Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on The Nasdaq Stock Market on September 24, 2025, a date that is within five business days prior to filing the Registration Statement.